Exhibit 10-n

OFFICER DISABILITY PLAN

Plan Effective: January 1, 1984
Revisions Effective: January 1, 2025

OFFICER DISABILITY PLAN
The AT&T Inc. (“AT&T” or “Company”) Officer Disability Plan (“Plan”) was formerly known as the Senior Management Long Term Disability Plan prior to November 1, 2002. The purpose of the Plan is to supplement an Eligible Employee’s disability benefits provided under an AT&T Group Disability Plan. Effective January 1, 2025, the Plan is closed to newly Eligible Employees and to claims submitted after January 1, 2025.
Section 1. − Definitions
1.1    “Committee” shall mean the Human Resources Committee of the Board of Directors of AT&T Inc.
“Eligible Employee” shall mean an Officer and any other individual who is participating in the Plan as of September 1, 2005. An employee of a company acquired by AT&T shall not be considered an Eligible Employee unless designated as eligible by the CEO of AT&T Inc. (“CEO”). Notwithstanding the foregoing, the CEO may, from time to time, exclude any Officer or group of Officers from being an “Eligible Employee” under this Plan; provided however, only the Committee shall have the authority to exclude from participation or take any other action with respect to Executive Officers.
“Employer” shall mean AT&T or any of its Subsidiaries.
“Executive Officer” “Executive Officer” shall mean any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934.
“Group Disability Plan” shall mean any Employer-paid group disability plan sponsored by AT&T or any Subsidiary.
“Long Term Disability Benefit” shall mean the disability benefit provided under Section 3 of this Plan.
“Officer” shall mean an individual who is designated as an officer for compensation purposes on the records of AT&T.
“Participant” shall mean an Eligible Employee who is disabled within the meaning of Section 2.1 or 3.1 of this Plan.
    “Plan Administrator” shall mean the SEVP-HR, or any other person or persons whom the Committee may appoint to administer the Plan; provided that the Committee may act as the Plan Administrator at any time.
“Pay” shall mean the monthly amount of an Eligible Employee’s annual base salary rate (as determined by his or her Employer) on the last day prior to entitlement to disability benefits under this Plan, but excluding all differentials regarded as temporary or extra payments and excluding all cash payments and distributions made under the
AT&T Short Term Incentive Plan, the AT&T 2001 Incentive Plan, and the AT&T 2006 Incentive Plan, or successor plans.
“SEVP-HR” shall mean the company’s highest ranking Officer specifically responsible for human resources matters.

“Short Term Disability Benefit” shall mean the disability benefit provided under Section 2 of this Plan.
Section 2.“Subsidiary” shall mean any corporation in which the Company owns, directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of equity interests, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns more than fifty percent (50%) of the combined equity thereof. − Short Term Disability Benefits
2.1If an Eligible Employee is eligible to receive short term disability benefits under the Group Disability Plan, he/she is also eligible to receive Short Term Disability Benefits under this Plan. Otherwise, an Eligible Employee who, due to a physical or mental impairment, is prevented from meeting the performance requirements of the position he or she held immediately preceding the onset of his or her physical or mental impairment shall be entitled to Short Term Disability Benefits under this Section 2.
2.2Subject to the reductions and offsets described in Section 2.3, the Short Term Disability Benefits provided under this Section 2 shall be a monthly amount equal to one hundred percent (100%) of the Participant’s Pay.
2.3The Participant’s Short Term Disability Benefit shall be reduced by his or her short term disability benefit received under a Group Disability Plan, if any. In addition, the Participant’s combined Short Term Disability Benefit under this Plan and his or her short term disability benefit under the Group Disability Plan, if any, shall be reduced by any offsets as provided in the Group Disability Plan.
Short Term Disability Benefits shall commence on the date that short term disability benefits start under the Group Disability Plan, or the date that short term disability benefits would start under the Group Disability Plan had the Participant been eligible for benefits under that plan. Short Term Disability Benefits under this Plan shall be paid until the earliest to occur of (i) the lapse of short term disability benefits under the Group Disability Plan (whether or not actually receiving benefits under the plan), or (ii) the Participant’s ability to meet the performance requirements of the position he or she held immediately preceding the onset of his or her physical or mental impairment.
Section 3. – Long Term Disability Benefits
3.1If an Eligible Employee is eligible to receive long term disability benefits under the Group Disability Plan, he/she is also eligible to receive Long Term Disability Benefits under this Plan. Otherwise, an Eligible Employee shall be entitled to Long Term Disability Benefits after the lapse of the Participant’s Short Term Disability Benefits if the Eligible Employee, due to a physical or mental impairment, is prevented from meeting the performance requirements of (i) the position he or she held immediately preceding the onset of his or her physical or mental impairment, (ii) a similar position, and (iii) any appropriate position that the Participant would otherwise be capable of performing by reason of his or her background or experience.
3.2Subject to the reductions and offsets described in Section 3.3, the Long Term Disability Benefits provided under this Section 3 shall be a monthly amount equal to eighty percent (80%) of the Participant’s Pay.
3.3The Participant’s Long Term Disability Benefit shall be reduced by his or her long term disability benefit received under a Group Disability Plan, if any. In addition, the Participant’s combined Long Term Disability Benefit under this Plan and his or her long term disability benefit under the Group Disability Plan, if any, shall be reduced by any offsets as provided in the Group Disability Plan.
3.4Long Term Disability Benefits under this Plan shall be paid until earliest to occur of (i) the Participant’s attainment of age 65, or (ii) the Participant’s ability to meet the performance requirements of (a) the position he or she held immediately preceding the onset of his or her physical or mental impairment, (b) a similar position, or (c) any appropriate position that the Participant would otherwise be capable of performing by reason of his or her background or experience.
Section 4. – Claims and Appeals
4.1A Disability Review Committee (“Committee”) will be established to review any issues arising under this Plan, including any claims made under this Plan. The Committee shall be appointed by the SEVP-HR and shall be comprised of at least three managers, one of which shall be an Officer. The Committee, which shall be a fiduciary under the Plan with respect to the review of claims, shall have the authority, in its sole and absolute discretion, to interpret and administer the Plan, including the authority, in its sole and absolute discretion, to make the determinations as to whether an Eligible Employee is disabled within the meaning of Sections 2 and 3 of the Plan and any other claim arising under the Plan. The SEVP-HR, who shall be a fiduciary under the Plan with respect to the review of appealed claims, shall have the sole and absolute discretion to make determinations with respect to an appeal of a claim that is denied by the Committee.
4.2An Eligible Employee or a Participant (the “Claimant”) may file a claim under the Plan by sending a written notice of such claim to AT&T Executive Compensation, 208 South Akard Street, Room 2355, Dallas, Texas 75202-4206, which shall include a brief description of the Claimant’s claim.
4.3 Upon receipt of a written claim, the Committee shall notify the Claimant of the Committee’s decision regarding the claim within forty-five (45) days of the date the claim is made. The Committee may extend this 45-day period for up to 30 days (plus an additional 30 days if needed) if it determines that special circumstances require more time to determine the claim. The Committee shall notify the Claimant, in writing, within the initial 45-day period (and within the first 30-day extension period if an additional 30 days is needed) if additional time is needed and what special circumstances require the extra time. If extensions are required because the Committee needs additional information from the Claimant, the Claimant shall be given 45 days from the Committee’s notification within which to provide that information.
4.4A claim is denied if: (a) the Claimant receives a written denial from the Committee, (b) the Claimant receives no reply from the Committee after 45 days, or (c) the Committee has extended the time to reply by an additional 30 or 60 days and the Claimant receives no reply after the additional 30 or 60 days. The written notice of a denied claim shall include: (a) the specific reasons for the denial, (b) a specific reference to the Plan provision upon which the denial is based, (c) a description of any additional information that is needed to make the claim acceptable and the reason it is needed, and (d) a description of the procedure by which the Claimant may appeal the denial to the Human Resources Committee of the AT&T Board of Directors.
4.5If a claim is denied by the Committee, or treated as denied, and the Claimant disagrees with the Committee’s decision, the Claimant may appeal the

Committee’s decision by filing a written request for review. The Claimant or someone authorized by the Claimant must make the request for review within 180 days of receipt of the denial notice or, if no notice is received, 180 days after the expiration of 45, 75 or 105 days, whichever is applicable. A written request for review must be sent to the SEVP-HR at the address provided in the claim denial letter or, if no denial letter was sent, to the SEVP-HR, 208 South Akard Street, Room 2355, Dallas, Texas 75202. The appeal of a denied claim may include: (a) a written statement of the issues and any other comments, along with any new or additional evidence or materials in support of the Claimant’s appeal, (b) a request to examine documents that bear on the Claimant’s appeal, and (c) a request to review pertinent Plan documents.
4.6Unless the Claimant is notified in writing that more time is needed, a review and decision on the Claimant’s appeal must be made within 45 days after the appeal is received. If special circumstances require more time to consider the appeal, the SEVP-HR may take an additional 45 days to reach a decision after providing written notice that there will be a delay. The appeal is deemed denied if notice of the decision is not provided by the end of the 45 or 90-day period. If an appeal is denied by the SEVP-HR, it is final and not subject to further review; however, the Claimant may have further rights under ERISA.
Section 5. – Loyalty Conditions
5.1Eligible Employees acknowledge that no coverage and benefits would be provided under this Plan on and after January 1, 2010 but for the loyalty conditions and covenants set forth in this Section, and that the conditions and covenants herein are a material inducement to AT&T’s willingness to sponsor the Plan and to offer Plan coverage and benefits for the Participants. Accordingly, as a condition of receiving coverage and any Plan benefits on or after January 1, 2010, each Eligible Employee is deemed to agree that he shall not, without obtaining the written consent of the Plan Administrator in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this Section. Further, notwithstanding any other provision of this Plan, all coverage and benefits under this Plan on and after January 1, 2010 with respect to an Eligible Employee shall be subject in their entirety to the enforcement provisions of this Section if the Eligible Employee, without the Plan Administrator’s consent, participates in an activity constituting engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as defined below.
5.2Definitions. For purposes of this Section and of the Plan generally
(a)an “Employer Business” shall mean AT&T, any Subsidiary, or any business in which AT&T or a Subsidiary or an affiliated company of AT&T has a substantial ownership or joint venture interest;
(b)“engaging in competition with AT&T” shall mean, while employed by an Employer Business or within two  (2) years after the Eligible Employee’s termination of employment, engaging by the Eligible Employee in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business. “Engaging in competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business. “Engaging in competition with AT&T” shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.
(c)“engaging in conduct disloyal to AT&T” means, while employed by an Employer Business or within two  (2) years after the Eligible Employee’s termination of employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or its affiliates during the one (1)  year prior to the date on which the Eligible Employee commences receiving benefits under this Plan, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T and its affiliates; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Participant had business contact on behalf of any Employer Business during the two (2) years prior to the date on which the Eligible Employee most recently commenced receiving benefits under this Plan to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or its affiliate; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Eligible Employee had business contact, whether in person or by other media, on behalf of any Employer Business during the two (2) years prior to the date on which the Eligible Employee most recently commenced receiving benefits under this Plan (“Customer”), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business. “Engaging in conduct disloyal to AT&T” also means, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.
(d)    “Confidential Information” shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to the Eligible Employee, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by the Eligible Employee. For example, Confidential Information includes, but is not limited to, information concerning the Employer Business’ business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business. Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by the Eligible Employee from a third party; (iii) was known to the Eligible Employee prior to receipt from the Employer Business; or (iv) was independently developed by the Eligible Employee or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by the Eligible Employee or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.

5.3Forfeiture of Benefits. Coverage and benefits shall be forfeited and shall not be provided under this Plan for any period as to which the Plan Administrator determines that, within the time period and without the written consent specified, the Eligible Employee has been either engaging in competition with AT&T or engaging in conduct disloyal to AT&T.
5.4Equitable Relief. The parties recognize that any Eligible Employee’s breach of any of the covenants in this Section 5 will cause irreparable injury to AT&T, will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Eligible Employee with the opportunity to receive Plan coverage and benefits, and that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T’s continued sponsorship of the Plan and payment of Plan benefits for all Participants. Accordingly, in the event of an Eligible Employee’s actual or threatened breach of the covenants in this Section 5, the Plan Administrator, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Participants, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding) to seek an injunction restraining the Eligible Employee from breaching the covenants in this Section 5. In addition, AT&T shall pay for any Plan expenses that the Plan Administrator incurs hereunder, and shall be entitled to recover from the Participant its reasonable attorneys’ fees and costs incurred in obtaining such injunctive remedies. To enforce its repayment rights with respect to an Eligible Employee, the Plan shall have a first priority, equitable lien on all Plan benefits provided to or for the Eligible Employee and his or her Dependents. In the event the Plan Administrator succeeds in enforcing the terms of this Article through a written settlement with the Eligible Employee or a court order granting an injunction hereunder, the Eligible Employee shall be entitled to collect Plan benefits prospectively, if the Eligible Employee is otherwise entitled to such benefits, net of any fees and costs assessed pursuant hereto (which fees and costs shall be paid to AT&T as a repayment on behalf of the Eligible Employee), provided that the Eligible Employee complies with said settlement or injunction.
5.5Uniform Enforcement. In recognition of AT&T’s need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Eligible Employee’s accrual or receipt of benefits under the Plan after January 1, 2010 that each and all of the following conditions apply to all Participants and to any benefits that are paid or are payable under the Plan:
(a)ERISA shall control all issues and controversies hereunder, and the Committee shall serve for purposes hereof as a “fiduciary” of the Plan, and as its “named fiduciary” within the meaning of ERISA.
(b)All litigation between the parties relating to this Article shall occur in federal court, which shall have exclusive jurisdiction, any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA.
(c)If the Plan Administrator determines in its sole discretion either (I) that AT&T or its affiliate that employed the Eligible Employee terminated the Eligible Employee’s employment for cause, or (II) that equitable relief enforcing the Eligible Employee’s covenants under this Section 5 is either not reasonably available, not ordered by a court of competent jurisdiction, or circumvented because the Eligible Employee has sued in state court, or has otherwise sought remedies not available under ERISA, then in any and all of such instances the Eligible Employee shall not be entitled to collect any Plan benefits, and if any Plan benefits have been paid to the Eligible Employee, the Eligible Employee shall immediately repay all Plan benefits to the Plan (which shall be used to pay Plan administrative expenses or Plan benefits) upon written demand from the Plan Administrator. Furthermore, the Eligible Employee shall hold AT&T and its affiliates harmless from any loss, expense, or damage that may arise from any of the conduct described in clauses (I) and (II) hereof.
Section 6. − General Provisions
6.1AT&T, in its sole discretion may reduce the disability allowance by the amount of outside compensation or earnings of the Participant for work performed by the Participant during the period for which any Short Term Disability Benefit or Long Term Disability Benefit is provided.
6.2The rights of a Participant to benefits under the Plan shall not be subject to assignment or alienation, except as required by law.
6.3AT&T may from time to time make changes in the Plan and may terminate the Plan in its sole and absolute discretion. In addition, the SEVP-HR of AT&T (or his or her successor), shall be authorized to make minor or administrative changes to the Plan, as well as changes dictated by any requirement of Federal or state statutes or authorized or made desirable by such statutes. Such changes or termination shall not affect the rights of any Participant, without his/her consent, to any benefit under the Plan to which such Participant may have previously become entitled as a result of a disability, death or termination of employment that occurred prior to the effective date of such change or termination.
6.4Should a claim, other than under this Plan or under any other plan maintained by the Employer, be presented or suit brought against the Company, an Employer, or against any other Subsidiary, for damages on account of injury or death of a Participant, nothing shall be payable under this Plan; provided however, that the Committee may, in its discretion and upon such terms as it may prescribe waive this provision if such claims be withdrawn or if such suit be discontinued.
6.5All benefits authorized under the Plan shall be charged to the operating expense accounts of the Participant’s Employer when and as paid.
6.6The expenses of administering the Plan shall be borne by the Employers in such proportions as shall be mutually agreed upon by such Employers.
6.7In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
6.8At any time AT&T may correct any error made under the Plan without prejudice to AT&T. Such corrections may include, among other things, changing or revoking a disability benefit.
6.9 To the extent not preempted by Federal law, this Plan shall be governed by and construed in accordance with the substantive laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to provisions of the substantive law of any jurisdiction other than the State of Texas.

6.10The use of personal pronouns of either gender in the Plan is intended to include both masculine and feminine genders.